Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Darling Ingredients Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333‑125875, 333-181786, 33-99866, 33-99868, and 333-217802) on Form S-8 of Darling Ingredients Inc. of our reports dated March 2, 2021, with respect to the consolidated balance sheets of Darling Ingredients Inc. and subsidiaries as of January 2, 2021 and December 28, 2019, the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended January 2, 2021, and the related notes, and the effectiveness of internal control over financial reporting as of January 2, 2021, which reports appear in the January 2, 2021 annual report on Form 10‑K of Darling Ingredients Inc.

Our report refers to a change in accounting for leases on December 30, 2018, due to adoption of Accounting Standards Update (ASU) No. 2016-02 Leases (Topic 842).

Our report dated March 2, 2021, on the effectiveness of internal control over financial reporting as of January 2, 2021, contains an explanatory paragraph that states the Company acquired certain privately owned Belgium companies (the Belgium Group Acquisition) and Marengo Fabricated Steel Ltd (Marengo) during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of January 2, 2021, the Belgium Group Acquisition and Marengo internal control over financial reporting which represent less than 1% of total assets and total revenues included in the consolidated financial statements of the Company as of and for the year ended January 2, 2021. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Belgium Group Acquisition and Marengo.

                        /s/ KPMG LLP

Dallas, Texas
March 2, 2021